Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew U. Ferrari
Chief Executive Officer
540-542-6300

Jody Burfening (Investors)
Lippert/Heilshorn & Associates
212-838-3777

Dolores Naney (Media)
Lippert/Heilshorn & Associates
212-838-3777

Trex Company to Suspend Operations at its Olive Branch Plant

- Company Will Consolidate Operations into its Winchester, Virginia and Fernley, Nevada Plants -

WINCHESTER, Va. – September 13, 2007 — Trex Company, Inc. (NYSE: TWP) today announced that it has decided to suspend operations at the Company’s Olive Branch, Miss. facility for an indeterminate amount of time, and will consolidate all manufacturing operations into its other two plants which are located in Winchester, Va., and Fernley, Nev. The Company has ceased production at its Olive Branch facility today and will complete all other measures related to the suspension of operations in approximately 60 days. Trex has been operating two production lines at the Olive Branch facility, which serves markets in the South and Midwest and represents approximately 10% of the Company’s total manufacturing capacity.

In making this decision, the Company assessed anticipated capacity requirements considering: the difficult market conditions in the homebuilding and remodeling sectors; the recent upgrading of existing production lines in Winchester and Fernley to provide the capability for increased quality and output; and the economics at each of the Company’s three manufacturing facilities. The Company concluded that it was necessary to adjust production capacity to more appropriately match its demand outlook and improve the efficiency of the Company’s manufacturing operations.

Chief Executive Officer Andrew U. Ferrari commented, “Our decision to suspend operations at the Olive Branch facility until further capacity is needed was very difficult. We want to thank our employees at the facility for their dedication and hard work, and we want to express our appreciation to the various state and local agencies involved in opening of the Olive Branch facility for the generous welcome and cooperative spirit they have extended to Trex over the past two years.”

Trex will work closely with Olive Branch employees, customers and suppliers to achieve smooth transitions. Approximately 115 employees will be affected and will receive pay and benefits through November 12, 2007. Trex management will work with employees at Olive Branch to provide support including outplacement services.

Conference Call Details

Trex will hold a conference call to discuss the consolidation of its operations at 5:30 p.m. ET today, September 13, 2007. A live webcast of the conference call will be available to all investors at the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these websites for 30 days. A telephone replay of the call will also be available for 7 days, beginning at 8:30 p.m. ET on September 13 until 11:59 pm ET on September 20. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #15850907.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company’s website, www.trex.com. Trex® is a trademark of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products, the sensitivity of the Company’s business to general economic conditions, the Company’s ability to obtain raw materials at acceptable prices, the Company’s ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 and its subsequent filings on Form 10-Q and Form 8-K discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.